Exhibit 3.53

                            ARTICLES OF ORGANIZATION

                                       OF

                           MANITOWOC MARINE GROUP, LLC
                       a Nevada Limited-Liability Company


          I, the undersigned, pursuant to the Nevada Revised Statutes governing limited-liability companies, hereby adopt the following Articles of Organization for a limited-liability company:

                                   ARTICLE I
                                      NAME

          The name of the limited-liability company is Manitowoc Marine Group, LLC, a Nevada limited-liability Company (the "Company").

                                   ARTICLE II
                               PERPETUAL EXISTENCE

          The Company shall have perpetual existence.

                                  ARTICLE III
                                 GENERAL PURPOSE

          This Company is organized for all lawful purposes, except insurance.

                                   ARTICLE IV
                                PLACE OF BUSINESS

          The address of the principal place of business of the Company and where the Company's records will be maintained in Nevada, as required by NRS
86.241 is:

                             50 West Liberty Street
                                 Reno, NV 89501

                                   ARTICLE V
                                 RESIDENT AGENT

          The name and business address of the resident agent of this Company is:

                                  Jones Vargas
                     100 West Liberty Street, Twelfth Floor
                                  P.O. Box 281
                               Reno, Nevada 89504
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                                   ARTICLE VI
                                     MEMBERS

          Additional members may only be admitted as provided in the Operating Agreement.

                                  ARTICLE VII
                              MANAGEMENT BY MEMBER

          This Company shall be managed by its initial member. The initial member shall have the right to contract debts on behalf of the Company. The name and address of the initial member is as follows:

                           The Manitowoc Company, Inc.
                              500 South 16th Street
                                   P.O. Box 66
                         Manitowoc, Wisconsin 54221-0066

                                  ARTICLE VIII
                                    ORGANIZER

          The name and address of the organizer signing these Articles of Organization is as follows:

                                Michael G. Alonso
                     100 West Liberty Street, Twelfth Floor
                                  Jones Vargas
                                  P.O. Box 281
                               Reno, Nevada 89504

                                   ARTICLE IX
                                    INDEMNITY

          Section 9.01. Right to Indemnity. Every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a member of this Company, or is or was serving at the request of this Company as a manager of another limited-liability company, or as a director, officer or representative in a corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of the indemnification shall not be exclusive of any other right which such members or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any operating agreement or other agreement, vote of members, provision of law, or otherwise, as well as their rights under this Article.

          Section 9.02. Expenses Advanced. Expenses of members incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such members acting as a member shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

          Section 9.03. Operating Agreement; Insurance. Without limiting the application of the foregoing, the member may adopt a provision in the operating agreement from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause this Company to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a member of this Company as a member of another limited-liability company, or as its representative in a corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not this Company would have the power to indemnify such person.

          The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a member, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.